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                                                                  Exhibit 23.05



INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-2592, pertaining to the 1996 Stock Option Plan of Transaction Systems Architects, Inc., the Registration Statement on Form S-8 No. 333-2594, pertaining to the 1996 Employee Stock Purchase Plan of Transaction Systems Architects, Inc., the Registration Statement on Form S-8 No. 33-93900, pertaining to the 1994 Stock Option Plan of Transaction Systems Architects, Inc., and the Registration Statement on Form S-4 No. 333-09811 of our report dated February 9, 1996 on Grapevine Systems, Inc.'s financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 appearing in this Form 8-K of Transaction Systems Architects, Inc.

DELOITTE & TOUCHE LLP

Omaha, Nebraska
August 21, 1996